FOR IMMEDIATE RELEASE
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                          OSAGE FEDERAL FINANCIAL, INC.
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                                    ANNOUNCES
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                                  EARNINGS AND
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                               QUARTERLY DIVIDEND
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January 26, 2006

Pawhuska, OK

         Mark S. White, President and Chief Executive Officer of Osage Federal Financial, Inc. (OTC Bulletin Board- OFFO) and its subsidiary Osage Federal Bank, announced earnings for the three months ended December 31, 2005 of $162,000 ($.07 per diluted share), which represents an $18,000, or 12.2% increase over the $144,000 ($.06 per diluted share) earned in the same period of 2004. The annualized return on assets for the period was .62%, with an annualized return on equity of 4.69%, compared to .63% and 4.14%, respectively, for the quarter ended December 31, 2004.

         Total assets increased $7.4 million from June 30, 2005, and as of December 31, 2005 were $106.1 million, while stockholders' equity decreased $621 thousand to $13.0 million. The Company completed its purchase of shares for the restricted stock plan during the quarter. In addition, the Company declared a $1.00 per share special dividend to stockholders other than Osage Federal MHC, its mutual holding company. Beginning in the fourth quarter of fiscal 2005, the Company undertook a wholesale strategy using Federal Home Loan Bank advances to acquire a diverse high-quality portfolio of mortgage-related securities. These securities totaled $7.3 million at December 31, 2005, an increase of $4.2 million from June 30, 2005.

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     Loans receivable totaled $69.6 million as of December 31, 2005, an increase of $4.3 million from June 30, 2005. The increase was principally due to residential real estate loan growth. The Company's asset quality ratios remain strong. Non-performing loans represented only .06% of total loans at December 31, 2005, compared to .09% as of December 31, 2004. The allowance for loan losses at December 31, 2005 was $385,000, and represented .55% of total loans. Net charge-offs for the December 31, 2005 quarter were $11,000 compared to less than $1,000 in the same period of 2004. Deposits declined $1.6 million, or 2.5%, from June 30, 2005 to $60.5 million as of December 31, 2005, mostly due to rate competition. Federal Home Loan Bank advances totaled $31.0 million, a $9.3 million increase from June 30, 2005. The increase was primarily due to the borrowings for the wholesale strategy previously mentioned, as well as funding of loan growth.

     Net interest income for the quarter ended December 31, 2005 was $759,000, a $74,000, or 10.8% increase from the same period in 2004. This increase reflects primarily higher loan balances. The Company recorded a $12,000 provision for loan losses for the quarter ended December 31, 2005 compared to no provision in the prior year period, reflecting increased loan volumes and charge-offs. Noninterest income for the quarter was $166,000, a $12,000, or 8.0% increase from the quarter ended December 31, 2004. Service charges, which were $104,000 in the current quarter, were $86,000 in the same quarter last year. The Company implemented a new fee schedule in April 2005. Noninterest expense for the quarter ended December 31, 2005 was $667,000, a $40,000 or 6.3% increase over the same quarter last year. Compensation expense increased $40,000 due to increased compensation costs, as well as expenses for the Company's stock benefit plans. Audit and filing fees decreased $13,000 for the comparable periods; the prior period's expense had some one-time costs relating to stockholders' approval of stock benefit plans.

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     Net income for the six months  ended  December  31,  2005 was  $328,000,  a
$26,000, or 8.7% increase over the $302,000 earned in the same period last year. The annualized return on assets for the current period was .63%, with annualized return on equity of 4.74%, compared to .66% and 4.34%, respectively for the period ended December 31, 2004.

     Net interest income for the six months ended December 31, 2005 was $1,509,000, increasing 11.4% from $1,355,000 for the same period last year. The increase in net interest income was principally due to higher loan volumes. The Company recorded a $12,000 provision for loan losses for the period ended December 31, 2005 compared to no provision in the prior year period, reflecting increased loan volumes and charge-offs. Noninterest income for the current six month period was $342,000, an increase of $18,000 from $324,000 for the same period last year. Service charges, which were $206,000 during the current period, were $187,000 in the same period last year. The Company implemented a new fee schedule in April 2005. Noninterest expense increase $104,000 to $1,330,000 for the current year, principally due to new employee benefit plans, as well as increased compensation and employee benefit costs. Advertising and public relations increased $11,000, reflecting marketing of high-yielding deposit products.

         The Company also announced that its Board of Directors had declared its seventh consecutive increased quarterly cash dividend of $.13 per share, payable February 21st, 2006 to stockholders (other than Osage Federal MHC, its mutual holding company) of record as of February 7th, 2006. It is the Board of Directors' current intention to pay dividends quarterly. The payment of future dividends, however, will be subject to the financial condition, earnings and capital requirements of the Company and the Bank.

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

     Osage Federal Financial, Inc., through its subsidiary Osage Federal Bank, operates two offices and two automated teller machines in Osage and Washington Counties. The company's stock is traded on the OTC Bulletin Board under the symbol OFFO.

     Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

     Contact: Sue A. Smith

     Vice President and Chief Financial Officer

     OSAGE FEDERAL FINANCIAL, INC.

     918-287-2919

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